Exhibit 99.1

FOR IMMEDIATE RELEASE

Incyte and Agenus Amend Collaboration Agreement

Incyte secures global clinical development and commercialization responsibilities for GITR and OX40 programs, converting both from profit-sharing to royalty-bearing arrangements

Agenus to receive $80 million from Incyte: $60 million equity investment at $6 per share and $20 million in accelerated clinical development milestones

WILMINGTON, DE and LEXINGTON, MA — February 14, 2017 — Incyte Corporation (Nasdaq:INCY) and Agenus Inc. (Nasdaq:AGEN) announced today that the companies have amended the License, Development and Commercialization Agreement that was originally entered into January 9, 2015. The amended agreement converts the ongoing GITR and OX40 antibody programs from co-funded development and profit-sharing arrangements to royalty-bearing programs, with Incyte now responsible for funding and conducting global development and commercialization. Should candidates from either of these two programs be approved, Agenus would now become eligible to receive 15 percent royalties on global net sales of each approved product.

The ongoing TIM-3 and LAG-3 antibody programs remain royalty-bearing programs, at tiered rates of 6 to 12 percent, with Incyte retaining exclusive world-wide clinical development and commercial responsibilities.

Pursuant to the amended agreement, Agenus will receive today accelerated milestone payments of $20 million from Incyte related to the clinical development of INCAGN1876 (anti-GITR agonist) and INCAGN1949 (anti-OX40 agonist). Across all programs in the collaboration, Agenus will now be eligible to receive up to a total of $510 million in future potential development, regulatory and commercial milestones.

The parties have also entered into a separate Stock Purchase agreement whereby Incyte will purchase 10 million shares of Agenus common stock today at $6 per share.

“The antibody discovery collaboration between Incyte and Agenus has progressed well and has already resulted in two programs in clinical trials. We look forward to further developing our GITR and OX40 antibody programs, and exploring immunotherapy combinations with these compounds and other agents in the near future,” said Hervé Hoppenot, CEO of Incyte.

“We believe the amended agreement will help streamline the development of our collaboration portfolio, provide the opportunity to prioritize our other internal programs towards rapid commercialization and help foster the development of our portfolio of novel I-O programs,” said Garo Armen, Ph.D., Chairman and CEO of Agenus. “The revised agreement will also strengthen Agenus’ balance sheet and reduce cash burn.”

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics. For additional information on Incyte, please visit the Company’s website at www.incyte.com.

Follow @Incyte on Twitter at https://twitter.com/Incyte.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support pre-commercial clinical programs. Agenus is based in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the anticipated benefits of the amended collaboration; the potential for product candidates under the collaboration to be approved and commercialized; expected payments under the amended collaboration, including potential milestone payments; the parties’ clinical development plans; and the timing of Incyte’s stock purchase and payment of accelerated milestones. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Investors are cautioned not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus and Incyte undertake no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

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Incyte Contacts

Media		Investors

Catalina Loveman	+1 302 498 6171	Michael Booth, DPhil	+1 302 498 5914
	cloveman@incyte.com		mbooth@incyte.com

Agenus Contact

Michelle Linn	+1 781-674-4541 michelle.linn@agenusbio.com